Exhibit 4.15




                                December 8, 1999

Elcom International, Inc.
10 Oceana Way
Norwood, Massachusetts 02062

Attention:        Robert J. Crowell, Chairman and
                  Chief Executive Officer

Dear Bob:

         Following Jim Rousou's retirement from the Board of Directors we have considered whether, in light of our requirements to trade freely in the stock of ELCO, we should appoint an alternative representative. We know that you will understand our decision to renounce our right to appoint an Observer to the Board of Directors of Elcom International as provided for under the Amended and Restated Lantec Stockholders Agreement that we entered into effective as of April 6, 1996. This letter will constitute a renouncement of that right effective as of December 16, 1999, and may be signed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute the same document. We trust that our relationship will continue to be an amicable and mutually beneficial one.

                                               Sincerely,

                                               /s/ James Rousou
                                               James Rousou


                                               Control Investments Limited


                                               By: /s/ David G. Goar
                                               Its Director

                                               Best Investments Limited


                                               By:  /s/ David G. Goar
                                               Its Director


                                               Champion Investments Limited


                                               By:  /s/ David G. Goar
                                               Its Director